                           SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                         of 1934 (Amendment No.     )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

          [_] Preliminary Proxy Statement
          [_] Confidential, for Use of the Commission Only (as permitted by
              Rule 14a-6(c)(2)
          [X] Definitive Proxy Statement
          [_] Definitive Additional Materials
          [_] Soliciting Materials Pursuant to (S) 240.14a-11(c) or
              (S)240.14a-12

                              KOHL'S CORPORATION
________________________________________________________________________________
               (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

          [_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1)(2) or Item
              22(a)(2) of Schedule 14A.

          [_] $500 per each party to the controversy pursuant to Exchange Act
              Rule 14a-6(i)(3).

          [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              1) Title of each class of securities to which transaction applies:

                 ______________________________________________________________

              2) Aggregate number of securities to which transaction applies:

                 ______________________________________________________________

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

                 ______________________________________________________________

              4) Proposed maximum aggregate value of transaction:

                 ______________________________________________________________

              5) Total fee paid:

          [X]  Fee paid previously with preliminary materials.

          [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

              1) Amount Previously Paid:

                 ______________________________________________________________

              2) Form, Schedule or Registration Statement No.:

                 ______________________________________________________________

              3) Filing Party:

                 ______________________________________________________________

              4) Date Filed:

                 ______________________________________________________________

                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 25, 1999

To Our Shareholders:

  The Annual Meeting of Shareholders of Kohl's Corporation, a Wisconsin corporation (the "Company"), will be held at Four Points Sheraton Hotel Milwaukee-Airport, 4747 South Howell Avenue, Milwaukee, Wisconsin 53207, on Tuesday, May 25, 1999, at 10:00 a.m., for the following purposes:

1. To elect three directors to serve for a three-year term.

2.  To ratify the appointment of Ernst & Young LLP as independent auditors.

3. To amend the Company's Articles of Incorporation to increase the number of shares of common stock authorized for issuance.

4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 5, 1999, are entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY MAY BE REVOKED.

                                          By Order of the Board of Directors

                                          John F. Herma
                                          Secretary

Menomonee Falls, Wisconsin
April 19, 1999

[LOGO OF KOHL'S APPEARS HERE]

                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 25, 1999

                               ----------------

  The Board of Directors of Kohl's Corporation (the "Company") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 25, 1999, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 162,712,408 shares of Common Stock outstanding at the close of business on April 5, 1999, will be entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one
(1) vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

  The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

  References herein to a "fiscal year" are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 30, 1999 is referred to herein as "fiscal 1998."

  This proxy statement, the accompanying proxy and the Company's Annual Report for fiscal 1998 are being furnished to shareholders beginning on or about April 19, 1999.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of three nominees to serve as Class I directors for a three-year term expiring in 2002, and until their successors are elected. The three Class I nominees are James D. Ericson, William S. Kellogg and R. Elton White.

  The Company's Articles of Incorporation provide that the Company's Board of Directors shall consist of not less than five nor more than fifteen persons. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. The Board of Directors currently consists of ten members: three of whom are Class I directors whose terms expire at this Annual Meeting; four of whom are Class II directors whose terms expire at the 2000 Annual Meeting; and three of whom are Class III directors whose terms expire at the 2001 Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

  Following is information regarding the nominees and directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

                                                                        First
                                                                       Year As
                                                                       Director
                                                                       --------
Nominees for Election as Class I Directors
(Terms to expire in 2002)

  James D. Ericson, 63 (1)............................................   1997
    President and Chief Executive Officer of The Northwestern Mutual
    Life Insurance Company. Mr. Ericson is a Trustee of The
    Northwestern Mutual Life Insurance Company and ex-officio member of all standing committees of the Board of Trustees (except Audit
    Committee). Mr. Ericson is a director of MGIC Investment
    Corporation, Green Bay Packaging and Consolidated Papers, Inc.

  William S. Kellogg, 55..............................................   1988
    Chairman of the Company.

  R. Elton White, 56 (1) (2)..........................................   1994
    Formerly President (1991-1994) and an Executive Vice President
    (1987-1991) of NCR Corporation. Mr. White is a director of
    Flowserve Corporation and Keithley Instruments, Inc.

Class II Directors
(Terms to expire in 2000)

  Jay H. Baker, 64....................................................   1988
    Formerly President of the Company. Mr. Baker has announced his retirement from the Company, effective December 31, 1999.

  Kevin B. Mansell, 46 ...............................................   1999
    President of the Company.

  Herbert Simon, 64 ..................................................   1988
    Co-Chairman of the Board of Directors of Simon DeBartolo Group,
    Inc., a publicly held real estate investment trust engaged in the development and management of shopping centers and Co-Chairman of
    Melvin Simon & Associates, Inc., a real estate developer and manager.

  Peter M. Sommerhauser, 56...........................................   1988
    Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee,
     Wisconsin.

Class III Directors
(Terms to expire in 2001)

  John F. Herma, 51...................................................   1988
    Chief Operating Officer and Secretary of the Company.

  R. Lawrence Montgomery, 50..........................................   1994
    Vice Chairman and Chief Executive Officer of the Company.

  Frank V. Sica, 48 (2)...............................................   1988
    Mr. Sica is Managing Director of Soros Fund Management LLC and
    Managing Partner of Soros Private Equity Partners; director of CSG
    Systems International, Inc., Emmis Broadcasting, Global
    TeleSystems Group, Inc. and Outboard Marine Corporation. Formerly
    Managing Director of Morgan Stanley Dean Witter & Co. from 1988 to
    1998.

--------
(1) Member of the Compensation and Stock Option Committee.
(2) Member of the Audit Committee.

  The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

  The Company's Board of Directors held four formal meetings during fiscal 1998. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During fiscal 1998 each director attended at least 75% of the full board meetings and meetings of committees on which such director served, except Mr. Simon.

Director Committees and Compensation

  The Company's Board of Directors has two standing committees: a Compensation and Stock Option Committee and an Audit Committee.

  The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. In addition, the Compensation and Stock Option Committee reviews the Chairman's, President's, Chief Operating Officer's and Vice Chairman's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's other compensation and benefit plans and (iii) adopting and changing major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and to authorize action. During fiscal 1998, the Compensation and Stock Option Committee formally met one time and otherwise accomplished its business without formal meetings.

  The duties of the Audit Committee are to recommend to the whole Board of Directors the selection of independent auditors to audit annually the books and records of the Company, to review the activities and the reports of the independent auditors and to report the results of such review to the whole Board of Directors. The Audit Committee met two times during fiscal 1998.

  Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. During fiscal 1997, directors who were not officers or employees of the Company or any of its subsidiaries were each awarded options to purchase 8,000 shares of Common Stock pursuant to the Company's 1997 Stock Option Plan for Outside Directors. Directors are not otherwise compensated for their services.

Compensation Committee Interlocks and Insider Participation

  As noted above, Messrs. Ericson and White are currently members of the Compensation and Stock Option Committee of the Board of Directors.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following information is furnished as of March 31, 1999 (unless otherwise noted) to indicate beneficial ownership of shares of the Company's Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, and all executive officers and directors of the Company, as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within 60 days of March 31, 1999.

                                                            Amount       Percent
                                                         Beneficially      of
      Name of Beneficial Owner                              Owned         Class
      ------------------------                           ------------    -------
      William S. Kellogg................................  11,827,745(1)    7.3%
      Jay H. Baker......................................   4,968,718(2)    3.1
      John F. Herma.....................................   6,506,173(3)    4.0
      R. Lawrence Montgomery............................     818,960(4)      *
      Kevin B. Mansell..................................     607,810(5)      *
      James D. Ericson..................................       7,000(6)      *
      Frank V. Sica.....................................       8,000(6)      *
      Herbert Simon.....................................       4,000(6)      *
      Peter M. Sommerhauser.............................  16,721,173(7)   10.3
      R. Elton White....................................      14,000(6)      *
      All directors and executive officers
       as a group (18 persons)..........................  25,350,263(8)   15.3
      The Equitable Companies Incorporated..............  23,971,171(9)   14.8
       1290 Avenue of the Americas
       New York, New York 10104
      Putnam Investments, Inc...........................   9,112,158(10)   5.6
       One Post Office Square
       Boston, Massachusetts 02109
      The Prudential Insurance Company of America.......   9,471,260(11)   5.8
       751 Broad Street
       Newark, New Jersey 07102

--------
   *Less than 1%.
 (1) Includes 9,337,245 shares held in trust for the benefit of Mr. Kellogg's family but as to which Mr. Sommerhauser has sole voting and investment power and 43,260 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president. Includes 1,158,900 shares held in trust for the benefit of Mr. Baker's family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest. Includes 390,700 shares represented by stock options.
 (2) Includes 1,158,900 shares held in trust for the benefit of Mr. Baker's family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power and 125,660 shares held by a charitable foundation for which Mr. Baker serves as a director and president. Also includes 175,000 shares represented by stock options.
 (3) Includes 5,351,703 shares held in trust for the benefit of Mr. Herma's family but as to which Mr. Sommerhauser has sole voting and investment power and 25,150 shares held by a charitable foundation for which Mr. Herma serves as a director and president. Also includes 133,900 shares represented by stock options.
 (4) Includes 125,948 shares held in trust for the benefit of Mr. Montgomery's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 540,328 shares represented by stock options.

 (5) Includes 138,000 shares held in trust for the benefit of Mr. Mansell's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 311,078 shares represented by stock options.
 (6) Includes 4,000 shares represented by stock options.
 (7) Includes 16,361,866 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 81,042 shares held in trusts for the benefit of Mr. Sommerhauser's family as to which Mr. Sommerhauser has no voting or investment power. Includes 5,500 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 4,000 shares represented by stock options.
 (8) Includes 2,799,460 shares represented by stock options.
 (9) Based upon information as of December 31, 1998 set forth an Amendment No. 3 to Schedule 13G. According to their joint filing, The Equitable Companies Incorporated; four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle; AXA and their subsidiaries each has sole voting power with respect to 14,461,286 shares, shared voting power with respect to 2,860,770 shares, sole dispositive power with respect to 23,963,401 shares and shared dispositive power with respect to 770 shares.
(10) Based on information as of December 31, 1998 as set forth in Schedule 13G. According to its filing, Putnam Investments, Inc. ("Putnam") has shared voting power with respect to 23,249 shares, shared dispositive power with respect to 9,112,158 shares and sole voting or dispositive power with respect to no shares. Putnam is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.
(11) Based upon information as of December 31, 1998 set forth in Amendment No. 6 to Schedule 13G. According to its filing, The Prudential Insurance Company of America ("Prudential") has sole voting and dispositive power with respect to 787,200 shares, shared voting power with respect to 8,163,260 shares and shared dispositive power with respect to 8,684,060 shares. Jennison Associates LLC, 466 Lexington Avenue, New York, New York, 10017, a subsidiary of Prudential, has filed its own Schedule 13G indicating beneficial ownership of 9,068,550 shares.

Compliance with Section 16(a) of the Exchange Act

  Based solely upon its review of Form 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, except as noted below, all of such forms were filed on a timely basis by reporting persons. Messrs. Rusinow and Sharpin each filed one late Form 3.

                            EXECUTIVE COMPENSATION

  The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at January 30, 1999 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company. The number of shares underlying stock options indicated in this table and those that follow are adjusted to reflect the two-for-one stock splits effected in April 1996 and April 1998.

                          Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                         Annual Compensation          Awards(1)
                                 ----------------------------------- ------------
                                                                        Shares
                                                                      Underlying
Name and Principal        Fiscal                      Other Annual      Stock        All Other
Position                   Year    Salary    Bonus   Compensation(2)  Options(#)  Compensation(3)
------------------        ------ ---------- -------- --------------- ------------ ---------------
William S. Kellogg......   1998  $1,112,769 $369,963     $     0        50,000        $7,949
 Chairman of the Board     1997   1,024,831  353,468           0       100,000         7,824
                           1996     948,916  327,284           0       200,000         6,245

Jay H. Baker............   1998     947,913  315,170           0             0         7,939
 Formerly President        1997     873,050  301,118           0        50,000         7,808
                           1996     808,380  278,813           0       100,000         6,155

John F. Herma...........   1998     585,288  194,591           0        25,000         7,916
 Chief Operating Officer   1997     539,034  185,915           0        50,000         7,771
                           1996     499,106  172,143           0       100,000         5,855

R. Lawrence Montgomery..   1998     522,504  176,550      40,651       100,000         7,984
 Vice Chairman and         1997     460,024  151,808      48,293       120,000         7,528
 Chief Executive Officer   1996     422,049  132,008      50,383       370,000         5,046

Kevin B. Mansell........   1998     412,500  135,300      42,872        80,000         6,986
 President                 1997     335,000  115,500      48,597        70,000         6,578
                           1996     272,500   92,400      50,316       130,000         3,244

--------
(1) None of the named executive officers held restricted stock at the end of fiscal 1998.
(2) Fiscal 1998 amounts consist of interest expense and related tax reimbursement payments for Mr. Montgomery and Mr. Mansell made under a certain agreement described below. See "Executive Compensation--Other Agreements," below. Perquisites and other personal benefits (valued on the basis of incremental cost to the Company) did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any of the named executive officers.
(3) Includes matching contributions by the Company for fiscal 1998 under the Company's savings plan in the following amounts: Mr. Kellogg $(3,399), Mr. Baker $(3,389), Mr. Herma $(3,366), Mr. Montgomery $(3,434) and Mr. Mansell $(3,413). Also includes a contribution of $2,080 by the Company for fiscal 1998 to the Kohl's retirement plan account under the Company's savings plan for each executive listed. Also includes the following amounts paid by the Company during fiscal 1998 for term life, long term disability and accidental death and dismemberment insurance under the Company's life insurance plan: Mr. Kellogg $(2,470), Mr. Baker $(2,470), Mr. Herma $(2,470), Mr. Montgomery $(2,470) and Mr. Mansell $(1,493).

Option Grants In Last Fiscal Year

  The Company has adopted a 1992 Long-Term Compensation Plan (the "1992 Plan"), a 1994 Long-Term Compensation Plan (the "1994 Plan") and a 1997 Stock Option Plan for Outside Directors (the "1997 Plan"). The 1992 Plan authorizes awards through May 14, 2002 for up to 11,400,000 shares of Common Stock, of which 52,739 shares were available for grant as of the end of fiscal 1998. The 1994 Plan authorizes awards through May 24, 2004 for up to 12,000,000 shares of Common Stock, 7,727,525 shares of which were available for grant as of the end of fiscal 1998. The 1997 Plan authorizes awards for up to 200,000 shares of Common Stock, of which 160,000 shares were available for grant as of the end of fiscal 1998. Awards under the 1992 Plan and the 1994 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only. During fiscal 1998, only stock options were granted under the 1992 Plan and 1994 Plan.

  The table below provides information regarding option grants during fiscal 1998 to the persons named in the Summary Compensation Table.

                                                                         Potential Realizable
                                        % of Total                         Value at Assumed
                            Number of    Options                         Annual Rate of Stock
                             Shares     Granted to                      Price Appreciation for
                           Underlying   Employees  Exercise               Option Term(s)(3)
                             Options    in Fiscal    Price   Expiration ----------------------
Name                      Granted(1)(2)    Year    ($/Share)    Date        5%         10%
----                      ------------- ---------- --------- ----------     --     -----------
William S. Kellogg......      50,000       2.9%     $61.000   01/22/14  $3,290,731 $ 9,690,607
Jay H. Baker............         --        --           --         --          --          --
John F. Herma...........      25,000       1.5       61.000   01/22/14   1,645,365   4,845,303
R. Lawrence Montgomery..     100,000       5.9       61.000   01/22/14   6,581,462  19,381,214
Kevin B. Mansell........      30,000       1.8       47.812   10/30/13   1,547,588   4,557,365
                              50,000       2.9       61.000   01/22/14   3,290,731   9,690,607

--------
(1) All options granted in the fiscal year were awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and are exercisable in four equal annual installments commencing one year from date of grant, with full vesting occurring on the fourth anniversary of the date of grant.
(2) The Compensation and Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.
(3) These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (fifteen years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.

Aggregate Option Exercises and Fiscal Year End Option Values

  The table below provides information regarding exercises of stock options during fiscal 1998 and the value of stock options held at January 30, 1999 by the persons named in the Summary Compensation Table.

                                              Number of Shares Underlying        Value of Unexercised
                                                      Unexercised                In-the-Money Options
                           Shares             Options at Fiscal Year End          at Fiscal Year End
                          Acquired    Value   ------------------------------   -------------------------
Name                     on Exercise Realized Exercisable     Unexercisable    Exercisable Unexercisable
----                     ----------- -------- -----------     --------------   ----------- -------------
William S. Kellogg......       0         0            925,000          225,000 $52,610,925  $ 8,004,675
Jay H. Baker............       0         0            462,500           87,500  26,305,463    3,833,588
John F. Herma...........       0         0            462,500          112,500  26,305,463    4,002,338
R. Lawrence Montgomery..       0         0            500,828          725,000  28,294,739   33,675,253
Kevin B. Mansell........       0         0            312,078          197,500  17,631,169    6,035,305

Employment Agreements

  The Company has Employment Agreements with Messrs. Kellogg, Baker, Herma and Montgomery. As of the end of fiscal 1998, Mr. Kellogg's Employment Agreement provided for an annual base salary of $1,121,100, Mr. Baker's Employment Agreement provided for an annual base salary of $955,060, Mr. Herma's Employment Agreement provided for an annual base salary of $589,670, and Mr. Montgomery's Employment Agreement provided for an annual base salary of $535,000, in each case subject to increase by the Company's Board of Directors. Each of Messrs. Kellogg, Baker, Herma and Montgomery is also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, his spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of his retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for "Cause" (as defined in the Employment Agreements), by the executive for "Good Reason" (as defined in the Employment Agreements but which does not include a change-of-control of Kohl's), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon his death, such executive's estate will receive the executive's then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive's employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive's then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive's employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of his employment.

Other Agreements

  During fiscal 1992, certain of the Company's executive officers entered into agreements with the Company pursuant to which the Company agreed (in consideration for each executive's agreement not to make a certain election under Section 83(b) of the Code) to lend the executive sufficient funds to enable the executive to pay tax on income recognized by the executive attributable to the lapse or termination of transfer restrictions on shares of Common Stock owned by the executive, plus an amount equal to 62% of the proceeds received by the executive from the sale of Common Stock in the Company's initial public offering. Each executive also agreed to apply all proceeds received from the sale of Common Stock in the Company's initial public offering toward payment of the executive's income tax obligations. The restrictions lapsed on the date of consummation of the initial public offering. Because each such executive did not make an election under Section 83(b) of the Code at the time of the acquisition of his shares, the Company received a federal and state income tax deduction in an amount equal to the difference between the fair market value of the executive's Common Stock on the date of the initial public offering and the original purchase price.

  The executive officers who entered into these agreements, and the largest amount of indebtedness outstanding during fiscal 1998 in accordance with each, were: Caryn Blanc $(182,948), Kevin Mansell $(399,369), and R. Lawrence Montgomery $(380,628). As of April 1, 1999, their respective loan balances were: Ms. Blanc $(140,942), Mr. Mansell $(358,505), and Mr. Montgomery $(328,460).

  The loans which bore interest at 5.65% per annum and were payable on December 9, 1998, were extended by the Company until December 9, 2001 at an interest rate of 4.33% per annum; provided, however, that (1) if the executive's employment terminates for any reason other than disability or death, the loans are immediately payable, (2) if the executive's employment terminates for disability or death, the loans are payable the earlier of one year after such termination of employment or December 9, 2001, and (3) in the event the executive or trusts established for the executive's family sells any Common Stock, an agreed upon principal amount of the loan is payable for each share of Common Stock so sold. The Company will pay each such executive additional compensation equal to any interest payment on his loan, grossed-up for any tax payable by the executive by reason of such additional compensation (but taking into account the tax benefit for interest on the loan which is deductible by the executive). Each loan is secured by a pledge of Common Stock owned by the executive having a fair market value of 125% of the unpaid principal amount of the loan, calculated as of the end of the preceding calendar quarter.

Other Transactions

  Messrs. Simon and Sommerhauser are directors of the Company and have certain relationships with the Company.

  The Company occupies 13 stores that it leases from entities owned or managed by Mr. Simon, his brother and their immediate families. During fiscal 1998, the Company incurred rent expense of $4.3 million in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

  Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company. Mr. Sommerhauser beneficially owns 359,307 shares of Common Stock, excluding 16,361,866 additional shares as to which Mr. Sommerhauser has sole or shared voting and investment power. See "Beneficial Ownership of Shares".

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors of Kohl's Corporation (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which compensation determinations for fiscal 1998 were made by the Committee with respect to the executive officers of the Company.

Compensation Philosophy

  It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

  . Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

  . Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

Compensation Program Components

  The particular elements of the Company's compensation program for executive officers are explained below.

  Base Salary. The Committee establishes, in its discretion, increases in salaries for the Chairman, Vice Chairman, President, and Chief Operating Officer. The Chairman, Vice Chairman, President and Chief Operating Officer generally determine, in their discretion, based primarily on individual performance evaluations, increases in salaries for the other executive officers, but the Committee reviews their decisions. Salary increases for executive officers generally range from 4%-9%, but in some cases may increase more than 9% to reflect increased responsibilities or to raise an executive officer's salary to a level commensurate with the person's position within the Company. The Committee and Messrs. Kellogg, Montgomery, Baker, Mansell and Herma rely on certain information described below under "Summary" and on the judgment of the Company's Human Resources Department that salary levels of executive officers are generally competitive.

  During fiscal 1998, Mr. Kellogg's base salary increased 4.7% from $1,071,114 to $1,121,100 effective April 1, 1998. Mr. Baker's and Mr. Herma's salaries increased 4.7% to $955,060 and $589,670, respectively. Customarily the Company has increased the salaries of Messrs. Kellogg, Baker and Herma effective September 1st of each year, even though salary increases for all other key associates are increased April 1st of each year. For ease of administration, the salaries of Messrs. Kellogg, Baker and Herma were increased effective April 1, 1998 to be contemporaneous with salary increases for all other key associates. As a result, the 4.7% percentage increases for Messrs. Kellogg, Baker and Herma after seven months were equivalent to annual 8% increases which is consistent with the Committee's past practice generally to award 8% annual increases to Messrs. Kellogg, Baker and Herma assuming acceptable corporate performance as determined in the sole discretion of the Committee, without limitation as to the criteria that the Committee could consider. Mr. Montgomery's salary increased from $460,024 to $535,000 and Mr. Mansell's salary increased from $350,000 to $460,000, each in recognition of his increased responsibilities. The fiscal 1998 increases for Messrs. Kellogg, Montgomery, Baker, Mansell and Herma were based on the Committee's assessment of overall corporate performance and were not based on specific criteria. Under the terms of the employment agreements for Messrs. Kellogg, Montgomery, Baker and Herma, their base salaries cannot be reduced without their consent. During fiscal 1998, salaries for all executive officers increased 9.8% on average including merit and recognition for increased responsibilities.

  Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company's executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Company's Board of Directors fixes income (before extraordinary items and non-recurring charges) goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved (up to 22.5% of base pay (28% in the case of the Company's Senior Vice Presidents and 33% in the case of the Company's executive officers)). The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 422 associates participated in the plan.

  For fiscal 1998, Messrs. Kellogg, Montgomery, Baker, Mansell and Herma each received bonuses under the plan aggregating approximately 33% of annual salary at year-end, the same percentage received by all other executive officers participating in the plan. The maximum bonus under the plan was earned because the Company achieved income before extraordinary items and non-recurring charges in excess of the highest performance goal ($186.5 million) set by the Board.

  Long-Term Compensation. The Company's 1992 and 1994 Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 1998.

  Stock options are granted under the plan at the prevailing market price and will only have value if the Company's stock price increases after the grant. Generally, option grants vest in four equal annual increments, and (except for certain circumstances) participants must be employed by the Company at the time of vesting in order to exercise the options.

  The Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the dilutive effect on the Company's other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Committee regularly requests and receives recommendations from the Chairman, Vice Chairman, President and Chief Operating Officer regarding option grants for the other executive officers.

  In fiscal 1998, options for 552,000 shares of Common Stock were granted by the Committee to the Company's executive officers, including grants of 50,000, and 25,000 shares to Messrs. Kellogg and Herma, respectively. Mr. Montgomery was granted 100,000 shares and Mr. Mansell was granted 80,000 shares, each in recognition of his increased responsibilities. Mr. Baker did not receive stock options in fiscal 1998 in light of his retirement plans.

Tax Law Limitation on Deductibility of Compensation

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 1998. Messrs. Kellogg and Baker have deferred a portion of their compensation.

Summary

  The Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders. The Committee regularly reviews the Company's compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

  In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Committee reviews compensation surveys and certain publicly available compensation information disclosed by other retailers in their proxy statements. Mr. Kellogg's fiscal 1998 salary and bonus were below the average compensation of base salary and bonus received by chief executive officers in the retail companies reviewed by the Committee. The fiscal 1998 mean salary and bonus of the other named executive officers of the Company was also below the 1997 mean salary and bonus of the other named executive officers of the retailers in the Company's peer group index. Finally, the Company's compensation programs providing stock based compensation to executive officers are periodically submitted to shareholders for review and approval.

  After a review of all existing programs, the Committee believes that the total compensation program for executive officers is consistent with the Committee's compensation philosophy. Base salaries are set at levels that the Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The 1992 and 1994 Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Committee considers the overall executive compensation package an important reason for the Company's success to date.

                                          COMPENSATION AND
                                          STOCK OPTION COMMITTEE

                                          James D. Ericson
                                          R. Elton White

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph shows changes from January 29, 1994 through January 30, 1999 (the last day in fiscal 1998) in the value of $100 invested in (1) the Company, (2) the Standard & Poor's 500 Index and (3) the Retail (Department Stores)-500 Index, as calculated by Standard & Poor's Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

                                INDEXED RETURNS
                                 Years Ending

                             Base
                            Period
Company / Index            29Jan94   27Jan95     2Feb96     1Feb97      31Jan98     30Jan99
---------------------------------------------------------------------------------------------
KOHLS CORP                    100      92.36(a)  120.78(b)  163.67(c)   292.08(d)   570.48(e)
S&P 500 INDEX                 100     102.60     142.23     179.34      227.17      300.51
RETAIL (DEPT STORES)-500      100      92.36     108.69     117.93      154.31      152.33

                              PROPOSAL NUMBER TWO

                           RATIFICATION OF AUDITORS

  Proxies solicited by the Board of Directors will unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 1999. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

  A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             PROPOSAL NUMBER THREE

                    AMENDMENT TO ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

  The Board of Directors has recommended amendment of the Company's Articles of Incorporation to increase the authorized Common Stock from 400,000,000 shares to 800,000,000 shares. The presently authorized capital stock of the Company is 400,000,000 common shares, $0.01 par value, and 10,000,000 preferred shares, $0.01 par value.

  As of April 5, 1999, 162,712,408 shares of Common Stock were issued and outstanding and an additional 7,616,789 shares of Common Stock were reserved for issuance under the Company's stock plans. None of the preferred stock is outstanding.

  The proposed increase in the number of shares of authorized Common stock will make additional shares available, if needed, for issuance in connection with future financings, stock splits, stock dividends, acquisitions, and other corporate purposes. No further action or authorization by the Company's shareholders would be necessary prior to the issuance of the additional shares of Common Stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed. The Board of Directors believes that the availability of the additional shares without delay or the necessity for a special shareholders' meeting would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments, or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment.

  The proposal to increase the number of authorized shares of Common Stock has been made to facilitate the Company's normal conduct of its business and not to deter or prevent a change in control of the Company. If the proposed amendment is adopted, however, the Board of Directors will have the ability (to the extent consistent with its duty to the Company and its shareholders) to cause the Company to issue a substantial number of additional shares of Common Stock, without further action by the shareholders, for the purpose of discouraging takeover attempts by diluting the stock ownership and voting power of persons seeking to obtain control of the Company. There has been no attempt to take control of the Company in the past, and the Company is not aware of any current attempt to take it over.

  The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the shares of Common Stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

                                 OTHER MATTERS

Cost of Solicitation

  The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

  Proposals that shareholders intend to present at the 2000 Annual Meeting of Shareholders must be received at the Company's executive offices in Menomonee Falls, Wisconsin no later than February 25, 2000, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 21, 1999 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

  If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

  A shareholder has indicated his intention to present a proposal concerning preparation of a report to shareholders describing the Company's actions to ensure that the Company does not and will not do business with foreign suppliers who manufacture items for sale in the United States using forced labor, convict labor or illegal child labor, or who fail to satisfy all laws and standards protecting their employee's wages, benefits, working conditions, freedom of association and other rights. If the proposal is presented, the Company intends to exercise its discretionary authority to vote the proxies against adoption of this proposal.

Voting Procedures

  The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present with respect to that matter. These so-called "broker non-votes" will have no effect on the outcome of the voting. Abstentions will also have no effect on the outcome of the voting.

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

                                          By Order of the Board of Directors

                                          John F. Herma,
                                          Secretary

Menomonee Falls, Wisconsin
April 19, 1999

                              KOHL'S CORPORATION

                                     PROXY

                  Annual Meeting of Shareholders May 25, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints WILLIAM S. KELLOGG, KEVIN B. MANSELL, JOHN
F. HERMA and R. LAWRENCE MONTGOMERY, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KOHL'S CORPORATION, held of record by the undersigned on April 5, 1999 at the Annual meeting of Shareholders of Kohl's Corporation to be held May 25, 1999, or at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal Nos. 1,2 and 3. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1,2 AND 3 IF NO
SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)





                                                      KOHL'S CORPORATION
                                                      P.O. BOX 11011
                                                      NEW YORK, N.Y. 10203-0011

1. Election of directors of the Company for a term of office expiring in 2002.

FOR all nominees         WITHHOLD AUTHORITY to vote              EXCEPTIONS
listed below   [_]       for all nominees listed below  [_]                 [_]

Nominees: James D. Ericson, William S. Kellog and R. Elton White.
(INSTRUCTIONS: To withhold authority is vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           --------------------------------------------------------------------

2. Ratify appointment of Ernst & Young LLP as independent auditors.

FOR  [_]                       AGAINST  [_]                        ABSTAIN  [_]


3. Amend the Company's Articles of Incorporation to Increase the number of shares of Common Stock authorized for issuance.

FOR  [_]                       AGAINST  [_]                        ABSTAIN  [_]

4. In their discretion on such other business as may properly come before the meeting.

Change of Address and or Comments Mark Here  [_]


Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.


Dated                                                                      ,1999
     -----------------------------------------------------------------------


--------------------------------------------------------------------------------
                          (Signature of Stockholder)


--------------------------------------------------------------------------------
                     (Signature of Additional Stockholder)



Votes must be indicated
(x) in Black or Blue Ink.   [_]

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.